Exhibit 1.2
EXECUTION COPY
HANOVER COMPRESSOR COMPANY
(“Company”)
Common Stock
TERMS AGREEMENT
August 9, 2005
To: The Representatives of the Underwriters identified herein
Dear Sirs:
     The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Underwriting Agreement, dated as of August 9, 2005, between the Representative and the Company (“Underwriting Agreement”), the following securities (“Offered Securities”) on the following terms:
          Title: Common Stock, $0.001 par value per share.
          Number of Shares: 11,438,596.
          Over-allotment: In addition, upon written notice from the Representative given to the Company from time to time not more than 30 days subsequent to the date hereof, the Underwriters may purchase up to 1,715,789 additional shares of the Offered Securities (the “Optional Securities”) at the purchase price. The Company agrees to sell to the Underwriters the Optional Securities, and the Underwriters agree, severally and not jointly, to purchase such Optional Securities. Such Optional Securities shall be purchased for the account of each Underwriter in the same proportion as the Number of Offered Securities set forth opposite such Underwriter’s name on Schedule A hereto (subject to adjustment by the Representative to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Offered Securities. No Optional Securities shall be sold or delivered unless the Offered Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representative to the Company. Each date upon which such Optional Securities are sold by the Company and purchased by the Underwriters shall be considered a “Closing Date” for the purposes of the terms of the Underwriting Agreement.
          Listing: The New York Stock Exchange.
          Purchase Price: $13.645 per share.
          Expected Reoffering Price: $14.25 per share, subject to change by the Representative Underwriters.
          Closing: 10:00 A.M., New York City time, on August 15, 2005, at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin Street, Houston, Texas, in Federal (same day) funds.
          Blackout: Until 90 days after the Closing Date.

          Name and Address of the Representative:
          Credit Suisse First Boston LLC, Eleven Madison Avenue, New York, New York 10010-3629 (fax: (713) 236-7966), Attention: David Cunningham.
          The respective numbers of shares of the Offered Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.
          The provisions of the Underwriting Agreement are incorporated herein by reference.
          The Offered Securities will be made available for checking and packaging at the office of Vinson & Elkins L.L.P. at least 24 hours prior to the Closing Date.
          For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by any Underwriter for use in the Prospectus consists of the fourth, twelfth, thirteenth and fourteenth paragraphs under the heading “Underwriting.”

          If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

HANOVER COMPRESSOR COMPANY

By	/s/ JOHN E. JACKSON
	Name:	John E. Jackson
	Title:	CEO
The foregoing Terms Agreement is hereby confirmed and accepted as of the date first above written.

Credit Suisse First Boston LLC
By	/s/ DAVID CUNNINGHAM
Name: David Cunningham
	Title:	Director

Acting on behalf of itself and as the Representative of the several Underwriters.

SCHEDULE A

Number of
Underwriter	Shares
Credit Suisse First Boston LLC	4,175,086

J.P. Morgan Securities Inc.	3,603,158

Banc of America Securities LLC	743,509

Citigroup Global Markets Inc.	743,509

Scotia Capital (USA) Inc.	743,509

Wachovia Capital Markets, LLC	743,509

Calyon Securities (USA) Inc.	686,316

Total	11,438,596